Exhibit 10.1
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (“Amendment”) is entered into as of the date of the last signature to this Amendment (“Effective Date”), by and between Dendreon Corporation, a Delaware corporation (the “Company”), and Mitchell H. Gold, M.D. (“Employee”).  This Amendment amends the Executive Employment Agreement (“Agreement”) entered into by and between the parties hereto on November 15, 2011.

The parties agree as follows:

1.           Except as provided herein, the Agreement remains in full force and affect and is only amended as provided herein.  Capitalized terms used herein have the same meaning ascribed in the Agreement.

2.           Paragraph 1 of the Agreement is amended to provide that effective January 31, 2012, the Company will employ Employee as Executive Chairman and Employee resigns from his current position as President and Chief Executive Officer and accepts employment as Executive Chair on the terms and conditions set forth in the Agreement, except as explicitly amended by this Amendment.

3.           Paragraph 2.1 of the Agreement is amended to provide that as Executive Chair, Employee shall transition his President and Chief Executive Officer duties to his replacement and shall provide such advice and guidance as the President and Chief Executive Officer may request.

4.           Paragraph 3 is amended to provide that the employment relationship pursuant to this Amendment shall continue until June 30, 2012, unless Employee’s employment is terminated by the Company or Employee on an earlier date (with such date being the “Termination Date”).

5.           Paragraph 4.2 is amended to provide that Employee need not be employed by the Company on the date 2012 annual bonuses are paid and Employee shall be eligible for a 2012 annual bonus, prorated for the portion of the year Employee was employed by the Company.  Employee’s 2012 annual bonus shall be calculated by multiplying (i) the achievement level of the corporate goals established by the Compensation Committee for 2012, as determined by the Compensation Committee of the Company in accordance with the terms of the Company’s annual bonus plan by (ii) 100% of Employee’s target bonus, and prorating such amount by the percentage of the year Employee served as an employee of the Company.  Any such bonus shall be paid at the time other 2012 bonuses are paid, but in no event later than February 1, 2013.

6.           If the Company intends to issue any press releases that refer specifically to Employee, the Company will provide Employee an opportunity to review such press release in advance of its release, and the Company will consider in good faith any comments to such press release that Employee may provide.

7.           The parties agree that Employee has the right to resign for Good Reason, effective on the Effective Date of this Amendment.  Accordingly, upon the Termination Date, regardless of the circumstances or reason for Employee’s termination of employment or by whom initiated, Employee  shall receive the severance benefits described in Sections 6.2(a)(i) and (c) of the

Agreement, and the Company hereby waives any basis on which it may have (now or in the future) to challenge Employee’s right to said benefits.  The amount paid pursuant to Section 6.2(a)(i) will be paid on the date that is six months and one day after the Effective Date of this Amendment.  On the Termination Date, all stock options and restricted stock awards held by Employee that are not vested shall become fully vested.

8.           The Company will reimburse the Employee for legal fees incurred in connection with the negotiation and preparation of this Amendment and related documents up to a maximum of $10,000.  In addition, should any dispute arise related to the interpretation or enforcement of this Amendment, the Company will reimburse the Employee for any legal fees he incurs in connection therewith.  Reimbursement of legal fees hereunder will be made on or before December 31st of the year in which such legal fees are incurred.

9.           Paragraph 9.7 of the Agreement is amended to provide that Employee shall have a continued right to indemnification from the Company to the fullest extent permitted under the laws of the State of Delaware and the Indemnity Agreement between the Company and Employee dated as of May 15, 2002.  Employee’s right to indemnification for actions taken or omitted to be taken while serving as an employee and director of the Company shall be as broad as permitted by law and shall apply whether Employee is employed at the time of any proceeding or not, and shall include, but not be limited to, any claims, investigations, complaints, and the like that relate to Employee’s service as an employee or director of the Company, directly or indirectly, whether or not Employee is specifically named.  The Company will promptly notify Employee of any such proceedings, claims, investigations, complaints, and similar actions.   Employee has the right to select and control his own counsel with respect to any such matter.

THE PARTIES TO THIS AMENDMENT HAVE READ THIS AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION.

Dendreon Corporation	Mitchell H. Gold, M.D.

By: Pedro Granadillo
Its: Chairman, Compensation & Search Committees of the Board
/s/ Pedro Granadillo	/s/ Mitchell H. Gold, M.D.
Dated: 1/31/12	Dated: 1/31/12